Exhibit 99.1

Joseph T. Ryerson & Son, Inc. Completes Offering of 8.50% Senior Secured Notes due 2028

Irrevocable Notice of Redemption Distributed to Holders of 11.00% Senior Secured Notes due 2022

CHICAGO – July 22, 2020 – Ryerson Holding Corporation (NYSE: RYI) announced today that Joseph T. Ryerson & Son, Inc., its wholly-owned subsidiary (“JT Ryerson”), has completed its previously announced offering of $500 million aggregate principal amount of its 8.50% Senior Secured Notes due 2028 (the “2028 Notes”) in a private offering to persons reasonably believed to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and non-U.S. persons outside the United States under Regulation S under the Securities Act.

The 2028 Notes were priced to investors at 100% of their principal amount and will mature on August 1, 2028. JT Ryerson’s obligations under the 2028 Notes will be guaranteed by the Company as well as certain subsidiaries of the Company. The 2028 Notes and the related guarantees will be secured by a first-priority security interest in substantially all of JT Ryerson’s and each guarantor’s present and future assets located in the United States (other than receivables, inventory, money, deposit accounts and related general intangibles, certain other assets and proceeds thereof), subject to certain exceptions and customary permitted liens. The 2028 Notes and the related guarantees will also be secured on a second-priority basis by a lien on the assets that secure JT Ryerson’s and the Company’s obligations under their senior secured asset-based revolving credit facility.

In addition, today, an irrevocable notice of redemption was distributed to holders of JT Ryerson’s 11.00% Senior Secured Notes due 2022 (the “2022 Notes”). The redemption of the outstanding aggregate principal amount of all of the 2022 Notes is scheduled to

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occur on August 21, 2020. Also, today JT Ryerson satisfied and discharged the indenture governing the 2022 Notes.

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said, “I want to thank my Ryerson colleagues and our Board of Directors for the outstanding job done in bringing this Notes offering to completion.  This refinancing recognizes and illuminates the vast progress Ryerson has made as an organization since our last bond refinancing in 2016. The coupon, tenor, and other terms of these notes further provides a path for Ryerson to strengthen the balance sheet and build enterprise value in the coming years.  As we all work together to overcome the difficult challenges posed by the COVID-19 pandemic, we look forward to being with you on the other side in good health and in shared prosperity.”

Molly Kannan, Ryerson’s Controller and Chief Accounting Officer, added, “We are very pleased that in addition to lowering our coupon by 250 basis points and decreasing our expected annual cash interest expense by approximately $16 million, the 8-year tenor coupled with the other terms contained in the bond indenture greatly enhance our liquidity profile and provide significant deleveraging opportunities to Ryerson.”

The 2028 Notes are not registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson

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has around 3,900 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Media and Investor Contact:

Justine Carlson

312.292.5130

investorinfo@ryerson.com

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Safe Harbor Provision

Certain statements made in this release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

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